AXA EQUITABLE LIFE INSURANCE COMPANY

“GREATER OF” DEATH BENEFIT RIDER

Greater of Annual Rollup or Highest Anniversary Value GMDB

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean AXA Equitable Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider.

The Effective Date of this Rider is [your Contract Date.]

I.	This Rider’s Guaranteed Minimum Death Benefit

Subject to the terms and conditions of this Rider, you will receive a Guaranteed Minimum Death Benefit (GMDB) with this flexible premium deferred fixed and variable Annuity Contract as described below.

The GMDB is derived from a benefit base as described in Section II of this Rider. You must contribute or transfer amounts to the Protected Benefit Account to fund a GMDB Benefit Base in order to receive benefits under this Rider. The GMDB Benefit Base is used solely to calculate the GMDB described in this Rider and its charge and does not provide a Cash Value or any minimum account value and cannot be withdrawn.

The GMDB under the Contract will be the greater of the Annual Rollup Benefit Base or the Highest Anniversary Value (“HAV”) Benefit Base. The Protected Benefit Account Value, operation of the Annual Rollup Benefit Base and the HAV Benefit Base, the Effect of Withdrawals on your Benefit Bases, the cost of this Rider and how this Rider may terminate are described below.

Withdrawals from your Protected Benefit Account Value will cause an adjustment to your GMDB Benefit Base as described in Section II. C. of this Rider. The adjustment may be greater than the amount withdrawn.

Your Death Benefit amount under this Rider is determined by comparing the Protected Benefit Account Value on the Payment Transaction Date to the Guaranteed Minimum Death Benefit on the date of death of the Owner. The greater amount is payable as the Death Benefit under this Rider. The Death Benefit under the Contract is equal to the sum of the Death Benefit under this Rider and the Investment Account Value.

Your GMDB Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination provision of this Rider (Section V).

[The terms and conditions of a spouse’s right to continue this Contract and Rider upon the death or divorce of the Owner of this Contract, are described in the “Endorsement Applicable to Contract Continuation and Its Effect on an Optional Benefit Rider.”]

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II.	Operation of the Guaranteed Minimum Death Benefit

A.1.	Definitions Pertaining to Investment Options and Annuity Account Value

i.	“Annuity Account Value” as defined in Section 1.02 of your Contract means the sum of (i) your “Protected Benefit Account Value” (“PBAV”) and (ii) your “Investment Account Value” (“IAV”).

ii.

“Protected Benefit Account” (“PBA”) is the account which holds (i) the PBA Investment Options and (ii) the portion of the account for Special [Money Market] Dollar Cost Averaging designated for transfers to the PBA Investment Options.

iii.	“PBAV” means the sum of the amounts held for you in the PBA.

iv.	“PBA Investment Options” means the Variable Investment Options available with this GMDB and as shown in the Data Pages.

v.

“Investment Account” is the account which holds (i) the IA Investment Options and (ii) the portion of the account for Special [Money Market] Dollar Cost Averaging designated transfers to the IA Investment Options

vi.	“IAV” means the sum of amounts held for you in the Investment Account.

vii.	“IA Investment Options” means the Variable Investment Options [and the Guaranteed Interest Option] under this Rider.

viii.	“Investment Options” as defined in Section 1.14 of your Contract means (i) the PBA Investment Options and (ii) the IA Investment Options defined above.

ix.

[“Automatic Required Minimum Distribution (RMD) Withdrawal Service” means a service we offer to assist you in meeting the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code, including the Treasury Regulations that apply (the “RMD Rules”). RMD Rules are more fully described in the tax qualified endorsement applicable to your Contract.]

A.2.	Definitions Pertaining to GMDB Rollup Period

(i)

“GMDB Rollup Period” means the duration the Annual Rollup Rate or Deferral Rollup Rate, whichever is applicable as further discussed below, is applied to the GMDB Benefit Base, resulting in an Annual Rollup Amount or a Deferral Rollup Amount. The GMDB Rollup Period applies through the earlier of (i) the date the “GMDB Maximum Rollup Period” ends and (ii) the Contract Date Anniversary following your [80th] birthday.

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For purposes of the GMDB Rollup Period, your [80th] birthday is determined as follows, depending on how your Contract’s ownership is titled:

(a)	For Non-Natural Owner Contracts, the Annuitant’s [80th] birthday

(b)	[For Joint Owner Contracts, the older Owner’s [80th] birthday,

(c)	For Non-Natural Owner Contracts with Joint Annuitants, the older Joint Annuitant’s [80th] birthday.]

(ii)

“GMDB Maximum Rollup Period” means the duration measured from the PBA First Funding Date through the [20th] Contract Date Anniversary following the PBA First Funding Date. Subsequent Contributions or transfers to the PBA do not extend the GMDB Maximum Rollup Period for such transaction(s).

(iii)	“GMDB Rollup Period End Date” means the last Contract Date Anniversary on which the Annual or Deferral Rollup Amount (whichever applies) is applied to the GMDB Annual Rollup Benefit Base.

B.	PBA First Funding Date

Your “PBA First Funding Date” is the Transaction Date that amounts are first contributed or transferred to the PBA. Age eligibility rules applicable to allocations to the PBA on your PBA First Funding Date are shown in the Data Pages.

C.	GMDB Benefit Base

Your GMDB Benefit Base is used to determine your GMDB described below. Your GMDB Benefit Base is also used to determine the cost of this Rider as described in Section IV. Your GMDB Benefit Base is funded as of the PBA First Funding Date. While this Rider is in effect, once amounts are allocated or transferred to the PBA Investment Options, they may be transferred only among PBA Investment Options. Additional transfer rules are described in the Data Pages.

Your GMDB Benefit Base is the greater of the Annual Rollup Benefit Base (“Rollup Benefit Base”) and the HAV Benefit Base. Your Annual Rollup Benefit Base stops rolling up on your “GMDB Rollup Period End Date” defined in Section II.A.2~~.~~ and your HAV Benefit Base stops ratcheting on the Contract Date Anniversary following your [80th] birthday. Your initial Rollup Benefit Base and HAV Benefit Base are each equal to your initial Contribution or transfer, whichever comes first, to the PBA. Thereafter, each Benefit Base will increase by the dollar amount of any subsequent Contribution or transfer to the PBA, and each Benefit Base is adjusted for withdrawals. The way we calculate your Rollup Benefit Base and HAV Benefit Base is more fully described below.

[The following text will appear for Series CP Contracts]

[Any Credits and any applicable Earnings Bonus applied to your Annuity Account Value as provided under your Endorsement Applicable to Credits and Earnings Bonuses are not used for purposes of determining your Rollup and HAV Benefit Bases. When you make a Contribution to the PBA, only the amount of the Contribution, excluding any Credits is included in the determination of the Benefit Bases. When you make a transfer from the IAV to the PBA Investment Options, the amount of any Credits and any applicable

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Earnings Bonus, that had been applied to the IAV are considered transferred first and are not included in the determination of the Benefit Bases. Transfers to the PBA Investment Options do not increase the Benefit Bases until an amount equal to the total amount of all Credits (before any earnings thereon) and any applicable Earnings Bonus that were applied to the IAV have been transferred to the PBA Investment Options. However, Credits and Earnings Bonuses are included in your PBAV. Your PBAV can increase your GMDB Benefit Base as a result of a HAV Benefit Base adjustment or Rollup Benefit Base reset. Therefore, Credits and Earnings Bonuses can indirectly increase your GMDB Benefit Base.]

Your IAV is not used for purposes of determining your GMDB Benefit Base, including any Optional Reset. If we discontinue transfers and Contributions to the PBA, you will not, thereafter, be able to fund or add to the GMDB Benefit Base.

C.1. Annual Rollup Rate

“Annual Rollup Rate” is determined on your Contract Date. It applies for a fixed period of time regardless of whether you have allocated amounts to the PBA. After that initial fixed period which is shown in the Data Pages, the Annual Rollup Rate is declared [each Contract Year]. It is tied to the Ten Year Treasuries Formula Rate specified in the Data Pages. The rollup ends on your “GMDB Rollup Period End Date” defined above in Section II.A.2.

C.2. Deferral Rollup Rate

A Deferral Rollup Rate is determined on your Contract Date. It applies for a fixed period of time regardless of whether you have allocated amounts to the PBA. After that initial fixed period which is shown in the Data Pages, the Deferral Rollup Rate is declared [each Contract Year]. It is tied to the Ten Year Treasuries Rate specified in the Data Pages and applies to your Rollup Benefit Base until a withdrawal is made from your PBA. Once a withdrawal is made from your PBA, the Deferral Rollup Rate no longer applies in the Contract Year that the withdrawal is made and all subsequent Contract Years. Once a withdrawal is made, the terms of Section C.1. apply. A Deferral Rollup Rate is not used to calculate your Annual Withdrawal Amount (“AWA”), as described in your Guaranteed Minimum Income Benefit (“GMIB”) Rider. If you do not take any withdrawals from your PBA, the Deferral Rollup ends subject to the Terms and Conditions described above in Section II.2.A.

C.3. Annual Rollup Amount

Your Annual Rollup Amount is determined by your Annual Rollup Rate. The crediting of the Annual Rollup Amount to your Rollup Benefit Base is limited to the “GMDB Rollup Period” as described above in Section II A.2.

The “Annual Rollup Amount” for purposes of adjusting the Rollup Benefit Base on a Contract Date Anniversary is equal to the Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Annual Rollup Rate in effect for the first day of the Contract Year plus a prorated Annual Rollup Amount for any Contributions or transfers to the PBA during the Contract Year. In the Contract Year of your PBA First Funding Date, if your PBA First Funding Date is not either (i) your Contract Date or (ii) a subsequent Contract Date Anniversary, then your Annual Rollup Amount in the Contract Year of your PBA First Funding Date is a prorated Annual Rollup Amount which is determined based on the Transaction Date of your PBA First Funding Date and as described in the next two paragraphs.

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The Annual Rollup Amount is calculated at the beginning of each Contract Year and on the Transaction Date of each Contribution or transfer into the PBA.

The prorated Annual Rollup Amount applicable to the Contract Year of your PBA First Funding Date and to Contributions and transfers made during any Contract Year is equal to the full Annual Rollup Amount for the Contribution or transfer (that is, the amount resulting from application of the Annual Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year from the Transaction Date of your Contribution or transfer until the Contract Date Anniversary of the same Contract Year, and the denominator of which is the number of days in such Contract Year.

In the Contract Year of your PBA First Funding Date and any Contract Year thereafter, the prorated Annual Rollup Amount applicable in the Contract Year in which your death occurs is calculated as follows:

a)

the Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Annual Rollup Rate in effect for the first day of the Contract Year multiplied by a fraction, the numerator of which is the number of days elapsed in the Contract Year from the first day of the Contract Year until the date of your death, and the denominator of which is the number of days in such Contract Year, plus

b)

The amount resulting from application of the Annual Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer multiplied by a fraction, the numerator of which is the number of days from the Transaction Date of your Contribution or transfer until the date of your death and the denominator of which is the number of days in such Contract Year.

This prorated amount will not be less than zero during the GMDB Rollup Period defined in Section II.A.. Once the GMDB Rollup Period ends, this prorated Annual Rollup Amount will be zero as there is no Annual Rollup Amount applicable after the GMDB Rollup Period ends.

In the Contract Year of your PBA First Funding Date and any Contract Year thereafter in which a Death Benefit becomes payable, any withdrawals up to the AWA but in excess of the prorated Annual Rollup Amount will reduce your Rollup Benefit Base by the dollar amount of the withdrawal amount taken in excess of the applicable prorated Annual Rollup Amount.

Effect of Withdrawals on your Annual Rollup Amount

Any withdrawal from the PBA [including a required minimum distribution taken through our Automatic RMD Withdrawal Service] reduces the Annual Rollup Amount as of the Transaction Date of the withdrawal by the dollar amount of the withdrawal. Such withdrawal will not reduce your Annual Rollup Amount to less than zero. Any permissible Contribution or transfer after such withdrawal will provide an Annual Rollup Amount equivalent to that described in the fourth paragraph of this Section.

C.4. Deferral Rollup Amount

Subject to Section II.A.2. above, the “Deferral Rollup Amount” for purposes of adjusting the Rollup Benefit Base on a Contract Date Anniversary is equal to the Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Deferral Rollup Rate in effect for the first day of the Contract Year plus a prorated Deferral Rollup Amount for any Contributions or transfers to the PBA during the Contract Year. When the Deferral Rollup Rate is in effect, the Deferral Rollup Amount is calculated at the beginning of each Contract Year and on the Transaction Date of each Contribution or transfer into the PBA In the Contract Year

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of your PBA First Funding Date, if your PBA First Funding Date is not either (i) your Contract Date or (ii) a subsequent Contract Date Anniversary, then your Deferral Rollup Amount in the Contract Year of your PBA First Funding Date is a prorated Deferral Rollup Amount which is determined based on the Transaction Date of your PBA First Funding Date and as described in the next paragraph.

The prorated Deferral Rollup Amount applicable to such Contributions and transfers is equal to the full Deferral Rollup Amount for the Contribution or transfer (that is, the amount resulting from application of the Deferral Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year from the Transaction Date of your Contribution or transfer until the Contract Date Anniversary of the same Contract Year and the denominator of which is the number of days in such Contract Year.

In the Contract Year of your PBA First Funding Date and any Contract Year thereafter, the prorated Deferral Rollup Amount in the Contract Year in which your death occurs is calculated as follows:

a)

the Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Deferral Rollup Rate in effect for the first day of the Contract Year multiplied by a fraction, the numerator of which is the number of days elapsed in the Contract Year from the first day of the Contract Year until the date of your death, and the denominator of which is the number of days in such Contract Year, plus

b)

The amount resulting from application of the Deferral Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer multiplied by a fraction, the numerator of which is the number of days from the Transaction Date of your Contribution or transfer until the date of your death and the denominator of which is the number of days in such Contract Year.

This prorated amount will not be less than zero during the GMDB Rollup Period defined in Section II.A.. Once the GMDB Rollup Period ends, this prorated Deferral Rollup Amount will be zero as there is no Deferral Rollup Amount applicable after the GMDB Rollup Period ends.

C. 5. Annual Adjustment of the Rollup Benefit Base with the Annual Rollup Amount

Your Annual Rollup Amount is determined as described above in Section II.C.3.

Beginning in the Contract Year that you first take a withdrawal from your PBA, your Rollup Benefit Base is adjusted on each Contract Date Anniversary subsequent to such withdrawal to equal:

(i)	the Rollup Benefit Base at the beginning of the Contract Year; plus

(ii)	Contributions and transfers to the PBA during the Contract Year; minus

(iii)	any adjustment for an Excess Withdrawal during the Contract Year from the PBA as described in this Section C.5. below, plus

(iv)	any remaining Annual Rollup Amount not yet withdrawn (as described in the last paragraph of Section II.C.3) in the Contract Year through the GMDB Rollup Period End Date.

If you have never taken a withdrawal from your PBA, then the provisions of Section II.C.6 apply instead of this Section II.C.5.

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[“RMD Withdrawal” means a withdrawal that meets the lifetime required minimum distribution rules under the Code.]

“Excess Withdrawal” means any withdrawal or portion of a withdrawal taken from the PBA during a Contract Year that, together with all other amounts withdrawn from the PBA during that year exceeds the AWA for the Contract Year. [An RMD Withdrawal is not an Excess Withdrawal when such a withdrawal is made under the Automatic RMD Withdrawal Service as described above.] An Excess Withdrawal may reduce future benefits by more than the dollar amount of the withdrawal(s).

C.6. Annual Adjustment of the Rollup Benefit Base with the Deferral Rollup Amount

Prior to taking a withdrawal under your Contract from the PBA, instead of the adjustment described above, your Rollup Benefit Base is adjusted on each Contract Date Anniversary to equal:

(i)	the Rollup Benefit Base at the beginning of the Contract Year, plus

(ii)	Contributions and transfers to the PBA during the Contract Year, plus

(iii)	the Deferral Rollup Amount for the Contract Date Anniversary through the GMDB Rollup Period End Date.

Once a withdrawal is made under your Contract from the PBA, no Deferral Rollup Amount adjustment is made to your Rollup Benefit Base in the Contract Year of the withdrawal and all subsequent Contract Years. In those Contract Years, any adjustment to your Rollup Benefit Base will be done according to the provision in C.5. above.

C.7. Annual Reset of the Rollup Benefit Base

As described in your GMIB Rider, you may elect to reset your GMIB Benefit Base. If you have so elected to reset such GMIB Benefit Base on each Contract Date Anniversary, until the Contract Date Anniversary following your [80th] birthday, the GMDB Rollup Benefit Base under this GMDB Rider will reset automatically to the PBAV.

C.8. Highest Anniversary Value to Age [80] Benefit Base (“HAV Benefit Base”)

For the HAV Benefit Base, on each Contract Date Anniversary up to the Contract Date Anniversary following your [80th] birthday, if the PBAV is greater than the current HAV Benefit Base, the HAV Benefit Base is increased to equal the PBAV.

III.	Effect of Withdrawals on your GMDB Benefit Bases

The Rollup Benefit Base and the HAV Benefit Base will each be reduced by withdrawals from the PBA. The reduction is determined separately for each Benefit Base.

HAV Benefit Base

Your HAV Benefit Base will be reduced by the dollar amount of any withdrawal as long as the sum of your withdrawals in that Contract Year does not exceed your AWA. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed your AWA, the portion of that withdrawal that exceeds your AWA and any subsequent withdrawals in that Contract Year will cause a pro-rata reduction of the HAV Benefit Base.

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[The following sentence describing required minimum distribution treatment will appear if applicable.] [RMD Withdrawals made under our Automatic RMD Withdrawal Service from the PBA, will reduce the HAV Benefit Base by the dollar amount of such withdrawal.]

For the HAV Benefit Base, a pro-rata reduction is determined as follows:

1)	Divide the amount of your withdrawal by your PBAV immediately preceding the withdrawal;

2)

Multiply the fraction calculated in (1) by the amount of your HAV Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will make this reduction as of the Transaction Date of each withdrawal.

Rollup Benefit Base

Withdrawals through your GMDB Rollup Period End Date

Withdrawal of amounts up to the AWA will reduce the Annual Rollup Amount described in the GMIB Rider that otherwise would be credited to your Rollup Benefit Base on the Contract Date Anniversary but does not reduce the Rollup Benefit Base.

[RMD Withdrawals made under our Automatic RMD Withdrawal Service from the PBAV that exceed the AWA for a Contract Year will not reduce your Rollup Benefit Base.]

For each Contract Year once this Rider becomes effective, you may take one or more withdrawals from your PBA up to your AWA, without causing an Excess Withdrawal.

Withdrawals after your GMDB Rollup Period End Date

During the period beginning with the Contract Date Anniversary following your GMDB Rollup Period End Date, through the earliest of (i) the Contract Date Anniversary following the date your PBAV falls to zero, and (ii) your Contract Maturity Date, for each Contract Year, you may take one or more withdrawals from your PBA that total no more than your AWA, without causing an Excess Withdrawal, however, such a withdrawal will reduce the Rollup Benefit Base by the dollar amount of the withdrawal. [RMD Withdrawals made under our Automatic RMD Withdrawal Service from the PBAV will reduce your Rollup Benefit Base by the dollar amount of such withdrawal(s).]

[Any withdrawal greater than the AWA, that is not taken through our Automatic RMD Withdrawal Service, will be treated as an Excess Withdrawal.]

Subject to the above, the portion of any withdrawal in excess of the AWA will reduce the Rollup Benefit Base on a pro-rata basis as of the Transaction Date of the withdrawal.

For the Rollup Benefit Base, a pro-rata reduction is determined as follows:

1) Divide the amount of the withdrawal that exceeds the AWA by your PBAV immediately preceding the withdrawal;

2) Multiply the fraction calculated in (1) by the amount of your Rollup Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will reduce your Rollup Benefit Base by this amount. We will make this reduction as of the Transaction Date of each withdrawal.

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IV.	The Cost of This Rider

The current charge for this Rider is [1.25%] of the GMDB Benefit Base. This charge is based on the greater of the Rollup and the HAV Benefit Bases on your Contract Date Anniversary. The maximum charge for this benefit is [2.50%] of the Rider’s Benefit Base on your Contract Date Anniversary.

We may increase or decrease the charge for this benefit at any time after completion of [two] Contract Years. We will provide you a minimum of [60] days advance notice of any revised Rider charge.

The “Rider Charge Change Notification Date” is the date of the notice which we send to you informing you of a revised charge. If we revise the charge for this Rider, you may elect to terminate the Rider by submitting a written request to our Processing Office no later than [30] days after the Rider Charge Change Notification Date. This period is referred to as the [30] Day “Rider Drop Period.”

The “Rider Charge Change Effective Date” is the date on which the new Rider Charge becomes effective on your Contract and is at least [30] days following the Rider Charge Change Notification Date. The changed charge will be assessed beginning on the Contract Date Anniversary that falls on or after the Rider Charge Change Effective Date unless a prorated charge was applied earlier in the Contract Year. However, if the Rider Charge Change Notification Date falls in the first [two] Contract Years, the Rider Charge Change Effective Date is the Business Day that is the later of (i) the first day of the [third] Contract Year or (ii) at least [30] days following the Rider Charge Change Notification Date. The new charge will be deducted beginning on your [third] Contract Date Anniversary, unless a prorated charge was applied earlier in the Contract Year.

Unless you have terminated this Rider, we will determine and deduct the above charge annually from your PBA on each Contract Date Anniversary for which the Rider is in effect. We will deduct the above charge on the transaction date for the portion of any Contract Year in which this Rider is terminated pursuant to Section V. of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section 5.02 of the Contract. If the Rider charge changes and this Rider terminates within the [30] Day Rider Drop Period, the current Rider charge will apply, otherwise, the new Rider charge will apply.

The above charge will be deducted from the PBA Investment Options on a pro-rata basis. If there is insufficient value or no value in the PBA Investment Options any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the portion of the Account for Special [Money Market] Dollar Cost Averaging designated for the PBA Investment Options.

V.	Termination Provision of This Rider

This Rider may be terminated on either an automatic or voluntary basis. Automatic Terminations are described in the following paragraphs. Voluntary Terminations are described in the “Endorsement Applicable to the Termination of an Optional Guaranteed Minimum Income Benefit and/or the Termination of an Optional Guaranteed Death Benefit Rider(s).”

Automatic Termination of this Rider

Upon the occurrence of any of the following, this Rider and any charge associated herewith will terminate:

(i)	the Contract is continued under the Beneficiary Continuation Option, if applicable, or

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(ii)	amounts under the Contract are applied to a supplementary contract to provide an annuity benefit including exercise of GMIB or any benefit available on the Maturity Date, or

(iii)

except as provided below, you change the Owner of the Contract [or for Joint Owner Contracts, (i) the older Joint Owner is changed or (ii) the younger Joint Owner is changed, and the new Joint Owner does not meet the age eligibility requirements for this Rider], or

(iv)	you make an assignment of this Contract or any rights under this Contract, or

(v)	termination is required by an endorsement to your Contract, or

(vi)	the Contract terminates, or

(vii)	[Spousal Continuation is elected and the surviving spouse is not eligible, based on age, to make Contributions or transfers into the PBA, and the PBA has no value,] or

(viii)	[Successor Owner Annuitant is elected and the surviving spouse does not meet the age eligibility requirements for this Rider or the PBA has no value], or

(ix)	your GMIB Rider terminates, or

(x)

you drop this Rider as a result of a fee change, as described in the Endorsement Applicable to the Termination of an Optional Guaranteed Income Benefit and/or Guaranteed Minimum Death Benefit Rider, or

(xi)	the PBAV under this Rider falls to zero.

When you terminate this Rider as described in items (iii) and (iv) of the preceding paragraph, you must then either 1) withdraw your entire PBAV, or 2) transfer your entire amount in the PBAV to the IA Investment Options. Once you have terminated this Rider amounts may no longer be allocated to the PBA Investment Options.

In accordance with items (iii) and (iv) above, this Rider will not terminate if any of the following occurs:

1.

a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the Annuitant, or Joint Annuitant, as applicable, at the time of ownership change.

2.

a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. “Family member” means members of the immediate family and other relatives. “Immediate family” means spouse, domestic partner, civil union partner, parent, child, adopted child, step child, brother and sister. “Other relatives” means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

3.

You divorce, and a) in accordance with your divorce decree, your former spouse is awarded 100% of the Annuity Account Value under your Contract, and b) your former spouse meets the age requirements for this Rider on the date the Owner/Annuitant under this Contract is changed from you to your former spouse. (See Endorsement Applicable to Contract Continuation and Its Effect on an Optional Benefit Rider.)

VI.	Effect of the GMIB Rider’s Termination on This Rider

If the GMIB Rider terminates, this Rider will terminate automatically as described in the Endorsement Applicable to the Termination of an Optional Guaranteed Income Benefit and/or Guaranteed Minimum Death Benefit Rider.

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VII.	Special Rules Applicable to your Rider when Ownership of the Contract is other than on an Individual Basis

For Contracts with Joint Owners, a GMDB that would be based on the Owner’s age will instead be based on the age of the older Joint Owner. Also, any Reset provision which is based on the Owner’s age will instead be based on the age of the older Joint Owner.

For Contracts with Non-Natural Owners, a GMDB that would be based on the Owner’s age will instead be based on the age of the Annuitant. Also, any Reset provision which is based on the Owner’s age will instead be based on the age of the Annuitant. If there are Joint Annuitants named under Contracts with Non-Natural Owners, the GMDB will be based on the age of the older Joint Annuitant and any reset will be based on the age of the older Joint Annuitant.

VIII. Reports

The amount of the Death Benefit will be included on a report sent to you at least once each year until the Maturity Date, as described in Section 9.04 of the Contract.

AXA EQUITABLE LIFE INSURANCE COMPANY

[

Mark Pearson,	Dave S. Hattem, Senior Executive Director,
Chairman of the Board and Chief Executive Officer	Secretary and General Counsel ]

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